EXHIBIT 99.1
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FOR IMMEDIATE RELEASE:                  CONTACT:    Marc Jampole
                                                    Jampole Communications, Inc.
                                                    412-471-2463



                  PENN TRAFFIC DISCOVERS EMPLOYEE FRAUD IN ITS
                    BAKERY AND WILL RESTATE FINANCIAL RESULTS

         SYRACUSE, NY, AUGUST 8, 2002 --- The Penn Traffic Company (NASDAQ:
PNFT) today announced that it would restate financial results after discovering that an employee of its Penny Curtiss bakery manufacturing subsidiary made false accounting entries which primarily involved the overstatement of inventory. Penn Traffic has already terminated the employment of the employee responsible for the fraud.

         Penn Traffic said that when it discovered the employee misconduct several days ago, the Company immediately informed the chairperson of the Board of Directors' Audit Committee and began an internal review of the Penny Curtiss baking operation in Syracuse, New York. Based on the preliminary findings of this internal review, the Audit Committee engaged Paul, Weiss, Rifkind, Wharton & Garrison as independent legal counsel to conduct an independent investigation, which in turn has engaged KPMG LLP to assist in this ongoing investigation.

         Penn Traffic also announced that it currently intends to restate its financial statements for what the Company believes will be the past three fiscal years and the first quarter of the current fiscal year as a result of this accounting misstatement. The Company believes that the total amount of the accounting misstatement during this time period was $10-11 million. The Company will adjust its pretax earnings over the three-and-a-quarter year period by the amount of the misstatement.

         "We will not feel any significant impact from the financial restatement we expect to make," said Joseph V. Fisher, President and Chief Executive Officer of Penn Traffic, which operates 216 supermarkets in Ohio, West Virginia, Pennsylvania, upstate New York, Vermont and New Hampshire. In the fiscal year ended February 2, 2002, Penn Traffic had revenues of approximately $2.4 billion and previously reported Adjusted EBITDA of $106 million; approximately $6 million of EBITDA from the Penny Curtiss subsidiary was included in these reported results.


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         "Penn Traffic remains a good company with solid operations and a strong financial structure," said Mr. Fisher.

         "Penn Traffic does not and will not tolerate any illegal or unethical actions by any employee," said Mr. Fisher. "We have a very strong ethics policy which we have all supervisors, managers and executives review and sign annually. We expect all employees to follow our ethics policy to the letter. I believe that our 17,000 employees will share my outrage that this former employee deliberately violated well-defined policies."

         The Company also said it will cooperate with the appropriate authorities on any criminal investigation.

         For further information regarding the Company's reported financial results for the fiscal year ended February 2, 2002, see the Company's Annual Report and Form 10-K. Adjusted EBITDA is EBITDA excluding loyalty card start-up costs.

         Certain statements included in this press release which are not statements of historical fact are intended to be, and are hereby identified as, "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Without limiting the foregoing, the words "anticipate," "believe," "estimate," "expect," "intend," and other similar expressions are intended to identify forward-looking statements. The Company cautions readers that forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual outcome of the investigation and financial statement restatement referred to above to be materially different from any estimated results or the preliminary restatement expressed or implied by such forward-looking statements. Such factors include, among other things, the outcome of the Audit Committee's investigation; whether any other accounting or other financial adjustments are required as a result of such investigation; the results of any Securities and Exchange Commission or other regulatory body investigation or enforcement action; and the outcome of yet-to-be instituted legal proceedings. Penn Traffic cautions that the foregoing list of important factors is not exhaustive.


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         The Penn Traffic Company operates 216 supermarkets in Ohio, West
Virginia, Pennsylvania, upstate New York, Vermont and New Hampshire under the "Big Bear," "Big Bear Plus," "Bi-Lo," "P&C" and "Quality" trade names. Penn Traffic also operates a wholesale food distribution business serving 83 licensed franchises and 66 independent operators.


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